EXHIBIT 10.2

Execution Version

Dated 28 May 2010

Seanergy Maritime Holdings Corp.

and

Maritime Capital Shipping (Holdings) Limited

and

Maritime Capital Shipping Limited

_______________________________

SHAREHOLDERS AGREEMENT
_______________________________

This Agreement is made on 28 May 2010 between:

(1)	Seanergy Maritime Holdings Corp., a corporation incorporated under the laws of the Marshall Islands ("Seanergy");

(2)	Maritime Capital Shipping (Holdings) Limited, a company incorporated under the laws of the British Virgin Islands ("MCS Holdings"); and

(3)	Maritime Capital Shipping Limited, a company incorporated under the laws of Bermuda, whose registered office is at Canon’s Court, 22 Victoria Street, Hamilton HM 12, Bermuda ("the Company").

Recitals:

(A)
MCS Holdings was the registered owner of 100% of all the issued and outstanding share capital of the Company, i.e. 999,784,860 shares of par value US$0.0005 each as evidenced in the Register of Members of the Company in Bermuda.

(B)
MCS Holdings has sold 51% of all the issued and outstanding capital of the Company to Seanergy, i.e. 509,890,279 shares of par value US$0.0005 each by virtue of an Instrument of Transfer of even date herewith.

(C)
Seanergy and MCS Holdings have agreed to enter into this Agreement in respect of their ownership of the Company (Seanergy by 51% and MCS Holdings by 49%) and their respective rights as Shareholders in the Company and its subsidiaries and have agreed that the Business shall be established and conducted in accordance with the provisions of this Agreement.

(D)	The Company is a company incorporated in Bermuda on the 1st May 2007 and has an authorised share capital of 1,000,000,000 shares with US$0.0005 par value each.

It is agreed as follows:

1.           Interpretation

In this Agreement (including the Recitals):

1.1	Definitions

"Affiliate" means, in relation to any party:

(i)	the Parent Company thereof; or

(ii)	any entity which is for the time being controlled, directly or indirectly, by such party’s Parent Company; or

(iii)	any other entity which is for the time being controlled, directly or indirectly, by an entity which controls, directly or indirectly, the said party;

and for this purpose:

(i)
an entity is directly controlled by another entity beneficially owning shares or other ownership interests carrying more than fifty per cent (50%) of the votes at a general meeting of shareholders (or its equivalent) of the first mentioned entity; an entity is indirectly controlled by another entity if a series of entities can be specified, beginning with that entity and ending with the controlling entity, and so related that the entity in the series is directly controlled by one or more of the entities earlier in the series;

(ii)	a "Parent Company" shall comprise an entity which, directly or indirectly, controls any party as aforesaid; and

(iii)	a "Subsidiary" shall comprise an entity which is directly or indirectly controlled, as aforesaid, by a Parent Company;

"Applicable Laws" means all laws, statutes, rules, regulations, directives, guidelines, codes, standards, interpretations, treaties, judgments, decrees, injunctions, writs and any orders of any court, arbitrator or governmental agency or authority, in every case only to the extent that any of the above have jurisdiction over any or all of the Shareholders or the Company;

"BB Ships" means the four (4) bulk carrier vessels the names of which are set out in Part B of Schedule 3 and "BB Ship" shall mean any one of them;

"Business" means the business of the Company as described in Clause 4;

"Business Day" means a day which is not a Saturday or Sunday or a bank or public holiday in Athens, Greece or London, England and with respect to a day on which payment is to be made in Dollars, New York;

"Bye Laws" means the Bye-Laws of the Company, as altered from time to time;

"Change of Control" means a change of control of any entity and for these purposes control shall have the meaning set out in section 840 of the UK Income and Corporation Taxes Act 1988;

"Completion" shall have the meaning given to it in accordance with clause 3;

"Deed of Accession" means a deed executed by a person in the form set out in Schedule 1 pursuant to which that person becomes a party to this Agreement;

"Financial Year" means the financial year of the Company;

"Group" shall mean, in relation to that Shareholder, that company and any Affiliate of that Shareholder;

"Insolvency Event" means the occurrence of any one of the following:

(i)
a bona fide petition being presented or an order made or an effective resolution being passed for the commencement of any proceedings for the liquidation, winding up or reorganisation of an entity or the equivalent or analogous procedure in the jurisdiction to which such entity is subject;

(ii)
a liquidator, administrator, receiver, administrative receiver, trustee or similar officer being appointed in respect of the whole or a substantial part of the assets of an entity or the equivalent or analogous procedure in the jurisdiction to which such entity is subject;

(iii)	the inability of an entity to pay its lawful debts as they mature or being adjudicated bankrupt or insolvent;

"Interest Rate" means, in relation to a relevant period, the aggregate of two (2%) per cent per annum and the three (3) month London Interbank Offer Rate, being calculated for each initial and subsequent three (3) month period during a relevant period as:

(i)
the rate per annum that appears on Telerate Page 3750 at or about 11.00 a.m. (London time) two (2) London banking days before the commencement of that period for deposits in Dollars for the relevant sum for a period equivalent to such period for delivery on the first London banking day of such period; or

(ii)
if no display rate is then displayed or if the Lender determines that no rate for a period comparable in duration with the relevant period is displayed on Telerate Page 3750 for Dollars, the arithmetic mean (rounded upwards to the nearest one sixteenth of one per cent (1/16%)) of the rates per annum quoted by leading banks in the London Interbank Market at or about 11.00 a.m. London time two (2) London banking days before the commencement of that period for the offering of deposits in Dollars of an amount comparable with the relevant amount at the commencement of such period for a period comparable with such period fixed for its duration;

and, for the purposes of this definition, "Telerate Page 3750" means the display designated as "Page 3750" on the Telerate Service (or other such page as may replace Page 3750 on that service or such other service as may be nominated by the British Bankers' Association as the information vendor for the purpose of displaying British Bankers' Association Interest Settlement Rates for deposits in Dollars);

"Loan Documentation" means the loan agreements, mortgages and other ship-related security documentation that have been entered into with commercial banks in respect of the financing of the acquisition of the Ships and the BB Ships by the Shipowning Subsidiaries;

"Notice" has the meaning given to it in Clause 19.1;

"Share" means a share of the Company;

"Shareholder" means each of Seanergy and MCS Holdings and their respective successors in title and permitted assigns;

"Ships" means the five (5) bulk carrier vessels the names of which are set out in Part A of Schedule 3 and "Ship" shall mean any one of them;

"Shipowning Subsidiaries" means the Company’s subsidiaries owning the Ships and the BB Ships;

"Subsidiaries" means all the Company’s subsidiaries set out in Part C of Schedule 3;

"Super Majority Board Consent" means the approval of at least four (4) Directors entitled to attend and vote at a duly convened Board meeting;

"Transaction Documents" means this Agreement and any other documents executed or to be executed or produced pursuant hereto or in connection herewith.

1.2	Interpretation Act 1978

The Interpretation Act 1978 shall apply to this Agreement in the same way as it applies to an enactment.

1.3	Subordinate legislation

References to a statutory provision include any subordinate legislation made from time to time under that provision.

1.4	Modification etc. of statutes

References to a statute or statutory provision include that statute or provision as from time to time modified or re-enacted or consolidated so far as such modification or re-enactment or consolidation applies or is capable of applying to any transactions entered into in accordance with this Agreement provided that nothing in this Clause shall operate to increase the liability of any party beyond that which would have existed had this Clause been omitted.

1.5	Clauses, Schedules etc.

References to this Agreement include any Schedules to it and to this Agreement as from time to time amended and references to Clauses and Schedules are to Clauses of and Schedules to this Agreement.

1.6	Headings

Headings shall be ignored in construing this Agreement.

1.7	Several liability

Any provision of this Agreement which is expressed to bind more than one person shall, save where inconsistent with the context, bind each of them severally and not jointly and severally.

1.8	Winding-up

References to the winding-up of a person include the amalgamation, reconstruction, reorganisation, administration, dissolution, liquidation, merger or consolidation of such person and any equivalent or analogous procedure under the law of any jurisdiction in which that person is incorporated, domiciled or resident or carries on business or has assets.

1.9	Currency

All references in this Agreement to "USD", "$" or "Dollars" shall be deemed to be references to United States dollars.

1.10	Information

Any reference to books, records or other information means books, records or other information in any form including paper, electronically stored data, magnetic media, film and microfilm.

1.11	Analogous terms

Any reference to any English legal term or concept (including for any action, remedy, method of judicial proceeding, document, legal status, statute, court, official governmental authority or agency) shall, in respect of any jurisdiction other than England be interpreted to mean the nearest and most appropriate analogous term to the English term in the legal language in that jurisdiction as the context reasonably requires so as to produce as nearly as possible the same effect in relation to that jurisdiction as would be the case in relation to England.

1.12	In the Agreed Form

All references to documents "in the agreed form" shall mean a document in a form agreed by the parties and initialled by each of them for the purpose of identification.

2.           Warranties

Each Shareholder warrants to the other that:

2.1	all information supplied by a Shareholder to the other was when given and remains true and accurate in all material respects and is not incomplete or misleading in any respect;

2.2
it has and will have full power and authority to enter into and to perform its obligations under the Transaction Documents which when executed will constitute valid and binding obligations on it in accordance with their terms;

2.3
the entry and delivery of, and the performance by it of the Transaction Documents will not result in any breach of any provision of its constitutional documents or any agreement to which it is a party or by which it is bound;

2.4	it has not:

(a)	induced a person to enter into an agreement or arrangement with that party by means of an unlawful or immoral payment, contribution, gift or other inducement;

(b)	offered or made an unlawful or immoral payment, contribution, gift or other inducement to a government official or employee;

(c)	directly or indirectly made an unlawful contribution to a political activity; or

(d)
engaged in any acts or transactions, in violation of or inconsistent with the anti-bribery, anti-terrorism, economic sanction or anti-money laundering legislation or regulation measure or regulatory procedures of any government, including, without limitation, the U.S. Foreign Corrupt Practices Act, the U.K. Anti-Terrorism, Crime and Security Act 2001 and the applicable country legislation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions,

in each case, which would be a violation of any law applying to it or its business conduct, and it will not in the future do so;

2.5	none of its employees or subcontractors performing its obligations under this Agreement are or will be persons:

(a)	in respect of whom it has received notice from any governmental entity that all financial transactions involving the assets of such person have been, or are to be, blocked;

(b)
who have been designated from time to time by either Executive Order of the President of the United States, or in published lists issued by the United States Treasury Department (and its Office of Foreign Assets Control) including the Specially Designated Nationals ("SDN") list, the United States Department of Commerce or the United States Department of State, as a foreign terrorist organization, an organization that assists or provides support to a foreign terrorist organization or a party subject to sanctions; or

(c)
in respect of whom it has identified, based on due diligence conducted in accordance with its compliance program, as having been convicted, found guilty or against whom a judgment or order has been entered in any proceedings for violating any anti-money laundering, anti-corruption, anti-bribery, or international economic or anti-terrorism sanction laws or as having had assets which were seized, blocked, frozen or ordered forfeited for violating any such laws.

3.	Completion

3.1
Completion shall take place on the date on which the 51% of the shares of the Company have been registered in the name of Seanergy as same will be evidenced by a certified copy of the entry of Seanergy in the Register of Members of the Company and the issue of a share certificate for 509,890,279 shares in the name of Seanergy Maritime Holdings Corp.

3.2	The Shareholders shall procure that the events set out in Part 1 and 2 of Schedule 2 shall take place at Completion or as soon as possible thereafter.

4.	The Business: non-compete, best friend relationship, tax

4.1	The Shareholders agree that the business of the Company shall continue following the execution of this Agreement to be as follows:

(a)	hold shares in other companies; and

(a)	own and operate dry bulk vessels either directly or through the establishment or acquisition of wholly owned subsidiaries.

4.2	Seanergy will assist the Company and any of its Subsidiaries with accounting and administration support if necessary or desirable.

4.3
The Shareholders agree and confirm that any conflicts which may arise or exist between the Business and businesses carried on by each Shareholder or their Groups as at the date of this Agreement, each Shareholder and their respective Groups shall be free to carry on businesses of the type carried on by them as of the date of this Agreement without any restriction whatsoever.

5.	Financing

Except for the subscription of Shares, no Shareholder shall be required to make available additional funds to the Company whether by debt or equity contribution unless the same is required to ensure the performance by the Company of obligations undertaken by the Company with the approval of the Shareholders.

6.	Management of the Company

6.1	Directors/Officers of the Company

In respect of the Company:

(a)	Seanergy shall have the right to appoint three (3) directors to the Company’s board of directors and MCS Holdings shall have the right to appoint two (2);

(b)
if and to the extent that the board of directors of the Company is required (or the Shareholders agree) to have more directors than those appointed, then Seanergy shall always have the right to appoint one more Director than MCS Holdings;

(c)
a director may be removed from office by notice in writing, from the Shareholder which appointed that director, delivered to that director and the other Shareholder. Upon removal of such director, the Shareholder responsible under the terms of this Agreement for appointing such director shall be entitled to appoint a replacement director in accordance with such terms;

(d)
Seanergy shall have the right to appoint the Company’s President or Managing Director, such President or Managing Director having the general management of the affairs of the Company together with the powers and duties usually incident to the office of President or Managing Director.

6.2	Alternates

A director may, with the prior approval of the Shareholder appointing him, at any time appoint any person (including another director) to be his alternate director and the appointment of an alternate director shall be subject to the following conditions:

(a)	the same person may be appointed as the alternate director of more than one director (provided, however, that no person may be an alternate director for directors appointed by different Shareholders);

(b)	the appointment of an alternate director may be terminated at any time by the appointing director and must terminate on:

(i)	the occurrence of any event in which the alternate director, if he was a director appointed under Clause 6.1, would be caused to vacate his office;

(ii)	the resignation or removal of the director of whom he is the alternate; or

(iii)	upon receipt of notice in writing from the Shareholder who appointed the director for whom he is the alternate; and

(c)
an alternate director shall be entitled to receive notices of meetings of the directors but shall only be entitled to attend and vote and be counted in the quorum at any such meeting at which his appointor is not personally present.

6.3	Board meetings of the Company

(a)
Meetings of the board of directors of the Company shall be held at least four times a year and at approximately three-monthly intervals.  At least seven (7) clear days’ written notice shall be given to each of the directors of each board meeting (unless there are exceptional circumstances or the majority of directors of the Company agree to shorter notice).

(b)
Subject to all other requirements for a board meeting having been duly met or waived, the board of directors of the Company shall be deemed to meet if, being in separate locations, they are nonetheless linked by conference telephone or other communication equipment that allows those participating to hear and speak to each other.

(c)	Each notice of meeting shall:

(i)	specify a reasonably detailed agenda;

(ii)	be accompanied by any relevant papers; and

(iii)	be sent by international courier or facsimile or email transmission.

(d)
The quorum at a board meeting of the Company shall be four (4) directors or such other number as the Shareholders shall in accordance with Applicable Laws agree. If a quorum is not present within half an hour of the time appointed for the meeting or ceases to be present, the directors present shall adjourn the meeting to a specified place and time three (3) Business Days after the original date. Notice of the adjourned meeting shall be given by the secretary of the Company to the relevant parties.  The quorum requirements for an adjourned meeting shall be three (3) directors.

(e)
Board meetings of the Company shall be chaired by a chairman. The chairman will be appointed annually by the Board of Directors of the Company.  If the chairman is absent from any board meeting, the directors present may appoint any one of their number to act as chairman for the meeting.

(f)
All business arising at any board meeting shall be determined by resolution passed by a majority of directors present and voting in favour of such resolution. The chairman shall not be entitled to a second or casting vote.  Every director shall have one (1) vote at any board meeting.

7.	Board powers

The Shareholders shall use their voting powers to procure that, in relation to the Company and any Subsidiary including any Shipowning Subsidiary, the board has all necessary powers to manage the Business, other than in relation to any matter:

(a)	the subject of a Shareholder reserved matter set out in clause 8;

(b)
which has been delegated to a person by a board resolution in the agreed form, although the board shall, for the avoidance of doubt, have the power to appoint and remove any such person and to amend, alter, add, subtract from or revoke at any time the powers of the board so delegated.

8.	Shareholder reserved matters

The Shareholders shall, and shall use their voting powers to, procure that no action is taken or resolution passed by the Company in respect of the following matters without the prior written consent of all the Shareholders:

(a)	any action or decision which is required by law to be taken by shareholders’ resolution of the Company, as amended from time to time;

(b)
any change in the share capital or the creation, allotment or issue of any Shares (other than as contemplated by this Agreement) or of any other security or the grant of any option or rights to subscribe for or to convert any instrument into such Shares or securities;

(c)
the granting of any additional rights over Shares or a class of Shares or the alteration of any existing rights over Shares or a class of Shares or the conversion of any Shares into different types of Shares;

(d)	any change to its Bye-Laws or the Memorandum of Association or other constitutional documents;

(e)	any amendment to or termination of this Agreement (other than as provided for in Clause 12);

(f)	the presentation of any petition or other action for its liquidation or winding-up or any action analogous to the above;

(g)
any arrangement for any joint venture or partnership requiring an equity or quasi-equity contribution or for the acquisition or sale of the whole or substantially the whole of the share capital, assets or undertakings of the Company;

(h)	any decision to increase or decrease the size of the board of directors of the Company;

(i)	the adoption, modification or revision of any executive option scheme;

(j)	any decision in relation to distribution policy made pursuant to Clause 11; and

(k)	any decision to borrow from or to repay any indebtedness to the Shareholders or any of them or to procure any form of financial support from the Shareholders.

9.	Board Super Majority Consent

Subject to any requirement of applicable law or regulation, any decision relating to any of the following matters shall require Super Majority Board Consent:

(a)	any change in the scope or nature of the Business;

(b)	the provision of any loan, guarantee or financial support except to a wholly owned subsidiary;

(c)
the instigation and subsequent conduct or settlement of any litigation or arbitration or mediation proceedings by the Company or any of its subsidiaries other than in the ordinary course of business or with respect to sums no greater than US$500,000; or

(d)	the establishment of any committee of the Board or delegation of any powers of the Board to any committee.

10.	Financial reporting by the Company

The Shareholders shall procure that and the Company undertakes to produce with respect to the Business unaudited financial reports quarterly and audited accounts annually.

11.	Distribution policy

11.1
The Shareholders shall, unless the Shareholders agree otherwise in writing and subject always to the relevant requirements and restrictions set out under the Loan Documentation, procure that an amount equal to the Company’s profit available for distribution in respect of a financial year shall be distributed by the Company to the Shareholders by way of dividend in proportion to each Shareholder’s shareholding in the Company after the appropriation of such reasonable and proper reserves for working capital or any finance obligation or otherwise (including tax) as the board of directors of the Company may deem appropriate.

12.	Deadlock Provisions

12.1
In the event of a deadlock of the Board or of the Shareholders, a Shareholder (the "Offeror") may serve a notice in writing on the Company with a copy to the other Shareholder (the "Offeree") declaring that deadlock has occurred (a "Offer Notice") and the provisions of this Clause 12 shall thereupon apply.

12.1	The Offeror shall include in the Offer Notice:

(a)	an offer:

(i)	to sell all of its Shares (the "Sell Shares") to the Offeree (a "Sell Offer"); and

(ii)	to buy all the Shares (the "Buy Shares") held by the Offeree (a "Buy Offer");

(b)
the fixed price per Share (the "Offer Price") payable or receivable by the Offeree in the case of a Sell Offer or a Buy Offer respectively (together the "Offers") and, in each case, the Offer Price shall be the same, and once an Offer Notice has been sent it shall immediately preclude the sending by the other Shareholder of an Offer Notice.

12.3
The Offers shall remain open for written acceptance by the Offeree for ten (10) Business Days from the date of its receipt of an Offer Notice (the "Offer Period") and the Offeree shall either accept the Sell Offer or the Buy Offer, failing which the Offeree shall be deemed to have accepted the Buy Offer.

12.4	Completion of the sale and purchase of, as the case may be, the Sell Shares or the Buy Shares shall take place within sixty (60) days of the date of expiry of the Offer Period.

12.5	On completion of any sale or purchase of Shares pursuant to the terms of this Clause 12:

(a)
the seller of the Shares concerned (the "Seller") shall deliver to the buyer of the Shares concerned (the "Buyer") a duly completed and signed transfer in favour of the Buyer of the Shares concerned, together with the relative share certificates;

(b)
the Seller shall warrant that it is selling the Shares to be transferred by it as beneficial owner and that such Shares are free from any charges, mortgages, liens, encumbrances, equities and claims of any kind; and

(c)
upon receipt of the documents referred to in Clause 12.5(a), the Buyer shall deliver to the Seller a banker's draft for such sum as shall be equal to the Offer Price multiplied by the number of Shares being transferred by the Seller.

12.6
During the period from the sending of an Offer Notice to completion of any sale or purchase of Shares or commencement of winding up of the Company the Shareholders agree that they shall procure and the Company acknowledges that no resolution of the board shall be passed unless it is the unanimous resolution of all Directors.

12.7
In the event that the Buyer does not, for whatever reason, complete the sale and purchase of the Buy Shares in accordance with Clause 12.7 within the period set out in clause 12.6, then the Seller may elect by written notice to the Buyer;

(a)
to treat the Offer Price as a debt due to the Seller and take whatever action may be necessary and reasonable (including legal action) to recover from the Buyer the Offer Price, which amount shall bear interest which shall accrue from day to day (before and after judgement) at the Interest Rate and the Buyer hereby undertakes to indemnify the Seller against all loss, liability and cost (including legal costs) which the Seller may incur in taking such action; or

(b)
to purchase the Shares of the Buyer by requiring the Buyer to sell the Shares to him at the Offer Price and, in such case, completion of the sale and purchase of the Shares shall take place within twenty (20) Business Days of the date of the Buyer’s receipt of such notice.

12.8
Failure by either the Buyer or the Seller to complete the sale and purchase of the Shares in accordance with the provisions of Clause 12.7 and within the period set out there shall mean that this Agreement will terminate and the Company will be wound up.

13.	Transfers

13.1
Each Shareholder hereby undertakes to inform the other Shareholder by notice in writing as soon as it becomes aware of the occurrence or likely occurrence of a Change of Control or Insolvency Event affecting it or any member of its Group except that in case the Shareholder is a publicly traded company, such disclosure shall not be required until so required by any applicable securities laws or other securities exchange rules.

13.2
Each Shareholder hereby undertakes to the other Shareholder that, save with the prior written consent of the other Shareholder and notwithstanding any provisions of the Bye-Laws to the contrary, it will not sell, transfer or otherwise dispose of any of the Shares from time to time held by it save in accordance with the remaining provisions of this Clause 13;

13.3	Deed of Accession

No person other than a Shareholder shall acquire Shares (whether by transfer or allotment) without the prior written consent of the other Shareholder and unless and until that person enters into a Deed of Accession.

13.4	Further assurance

Any transferor shall do all such other things and execute all such other documents as a potential transferee may reasonably require to give effect to the sale and purchase of the Shares.

13.5	Directors

At the request of a transferee, any transferor shall procure the resignation of all the directors of the Company appointed by it (or its predecessor in title to any of the Shares) and shall indemnify and hold harmless the continuing Shareholder in respect of any liability for compensation for loss of office or otherwise thereby arising.

13.6	Guarantees and indemnities

Upon a transfer of all the Shares held by a Shareholder in accordance with this Agreement, the transferee shall procure the release of any guarantees or indemnities given by such Shareholder or any of its Affiliates to or in respect of the liabilities or obligations of the Company and, pending such release, shall indemnify such Shareholder or Affiliates in respect thereof.

14.	Rights to information

A Shareholder may at all reasonable times and at its own expense:

14.1	discuss the affairs, finances and accounts of the Company with the officers and principal executives of the Company; and

14.2	inspect and make copies of all books, records, accounts, documents and vouchers relating to the business and the affairs of the Company.

15.	Duration, termination, process agent and winding up

15.1	Duration

Subject to the other provisions of this Agreement, this Agreement shall continue in full force and effect without limit in point of time until the earlier of the date:

(a)	agreed by the Shareholders in writing to terminate this Agreement; or

(b)	an effective resolution is passed or a binding order is made for the winding-up of the Company,

provided that this Agreement shall cease to have effect as regards any Shareholder who ceases to hold any shares in the Company save for any of the provisions of this Agreement which are expressed to continue in force after termination.

15.2	Agent for service of process

(a)
Each of the Shareholders hereby irrevocably and unconditionally appoints the person indicated in Clause 15.2(b) to act as its agent to accept service of process in England in relation to all matters arising out of this Agreement.  Without limitation upon any other available means of service of process of any kind, any writ, judgement or other notice of legal or arbitral process shall be sufficiently served on a Shareholder if delivered to such agent.  If the appointment of an agent appointed by a Shareholder for the purpose of this Clause 15.2 shall cease for any reason, the relevant Shareholder shall promptly appoint another such agent and notify the other Shareholder(s) of such appointment providing that any agent appointed hereunder.

(b)	Seanergy and the Company appoint:

Halco Nominees Limited
ref: RWFN/080274/1
5 Fleet Place
London EC4M 7RD, England
(T) +44 (0)20 7203 5234
(F) +44 (0)20 3023 8024

MCS Holdings appoints:

Mr. E.J.C. Album
Solicitor at present of Exchange Tower (10th Floor)
1 Harbour Exchange Square
London E14 9GE, England
(T) +44 207 971 5667
(F) +44 207 971 5668

15.3           Winding Up

On a winding up, the parties shall endeavour to agree a suitable basis for dealing with the interests and assets of the Company and its Subsidiaries and shall endeavour to ensure that:

(a)	all existing contracts of the Company are performed so far as resources permit;

(b)	no new contractual obligations shall be entered into by the Company; and

(c)	the Company shall be wound up as soon as practicable.

16.	Equitable remedies

The Shareholders agree that a breach of any of the covenants or provisions contained herein would cause the Shareholders to suffer loss that could not be adequately compensated for by damages and that a Shareholder may, in addition to any other remedy or relief, enforce the performance of this Agreement by injunction or seek specific performance of this Agreement or any other equitable remedy upon application to a court of competent jurisdiction without proof of actual damage to the affected Shareholder and, notwithstanding that damages may be readily quantifiable, each Shareholder agrees not to plead sufficiency of damages as a defence in the proceeding for such injunctive relief brought by a Shareholder.

17.	Confidentiality

17.1	Confidential Information

The Shareholders shall use all reasonable endeavours to keep confidential and to ensure that their respective Affiliates and their respective officers, employees, agents and professional and other advisers keep confidential any information (the "Confidential Information"):

(a)
relating to the customers, business, assets or affairs of the Shareholders or the Company which they may have or acquire through ownership of an interest in the Company or through the exercise of their rights or performance of their obligations under this Agreement; or

(b)	which relates to any agreement or arrangement entered into pursuant to this Agreement

Except in case the Shareholder is a publicly traded company and any disclosure is required by any applicable securities laws or other securities exchange rules and such Shareholder is required to make a disclosure.

17.2	Restrictions

(a)
No Shareholder may use for its own business purposes or disclose to any third party any Confidential Information without the prior written consent of the other Shareholder (and prior to any disclosure undertakes to notify the other Shareholder in the event that it is required to disclose any Confidential Information).

(b)	This Clause does not apply to:

(i)	Confidential Information which is or becomes publicly available (otherwise than as a result of a breach of this Clause);

(ii)
Confidential Information which was lawfully in the possession of the relevant Shareholder free of any restriction on disclosure as can be shown by that Shareholder’s written records or other reasonable evidence;

(iii)
following disclosure under this Clause, Confidential Information which becomes available to the relevant Shareholder (as can be demonstrated by that Shareholder’s written records or other reasonable evidence) from a source which is not a party bound by any obligation of confidentiality in relation to such Confidential Information;

(iv)
the disclosure by a Shareholder of Confidential Information to its directors or employees or to those of its Affiliates who need to know that Confidential Information in its reasonable opinion for purposes relating to this Agreement but those directors and employees shall not use that Confidential Information for any other purpose;

(v)
The disclosure by a Shareholder of Confidential Information as requested or required by any law or statutory body (including but limited to the Securities Exchange Commission), the rules of any applicable stock exchange (including but not limited to Nasdaq Stock Exchange), any applicable accounting standards, order by any court, regulation, court order, judicial process or arbitral award (including by oral questions, interrogatories, requests for information or other documents in legal proceedings, subpoena, civil investigative demand or any other similar legal process);

(vi)	the disclosure of Confidential Information to the extent required to be disclosed by Applicable Laws;

(vii)	the disclosure of Confidential Information to any tax authority to the extent reasonably required for the purposes of the tax affairs of the Shareholder concerned or any member of its group; and

(viii)	the disclosure to a Shareholder’s professional advisers of Confidential Information reasonably required to be disclosed.

In each case the Confidential Information will only be disclosed to the extent reasonably necessary in the circumstances.

(c)
Each Shareholder shall inform any officer, employee or agent or any professional or other adviser advising it in relation to matters relating to this Agreement, or to whom it provides Confidential Information, that such information is confidential and shall instruct them:

(i)	to keep it confidential; and

(ii)	not to disclose it to any third party (other than to those persons to whom it has already been or may be disclosed in accordance with the terms of this Clause 17).

17.3	Damages not an adequate remedy

Without prejudice to any other rights or remedies which a Shareholder may have, the Shareholders acknowledge and agree that damages would not be an adequate remedy for any breach of this Clause 17 and the remedies of injunction, specific performance and other equitable relief are appropriate for any threatened or actual breach of any such provision and no proof of special damages shall be necessary for the enforcement of the rights under this Clause 17.

17.4	Survival

(a)	The disclosing Shareholder shall remain responsible for any breach of this Clause 17 by the person to whom that Confidential Information is disclosed.

(b)	The provisions of this Clause 17.4 shall survive the termination of this Agreement for whatever cause for a period of two (2) years.

18.	Public announcements

A Shareholder must not make any public announcement or issue any circular relating to the Company or this Agreement without the prior written approval of the other Shareholder, save any circumstance where a Shareholder is required to make a public announcement by the rules and regulations of any applicable regulatory body or stock exchange body. This does not affect any announcement or circular required by law or any regulatory body or the rules of any recognised stock exchange, but the Shareholder with an obligation to make an announcement or issue a circular shall consult with the other Shareholder so far as is reasonably practicable before complying with such obligation.

19.	Notices

19.1	Addresses

Any notice, claim or demand in connection with this Agreement or with any arbitration under this Agreement (each a "Notice") shall be delivered to the Shareholders at the following addresses (or at such other address facsimile number or e-mail address for a Shareholder as may be designated by Notice by such Shareholder to the other Shareholder(s)):

If to Seanergy, addressed as follows:

Seanergy Maritime Holdings Corp.
c/o Executive Office
1-3 Patriarchou Grigoriou
16674 Glyfada Greece
Attention:                      Dale Ploughman
Facsimile:                      +30 210 96 38 450

If to MCS Holdings, addressed as follows:

Maritime Capital Shipping (Holdings) Limited
c/o 11 Poseidonos Avenue
Athens 16777
Greece
Attention:                      Evan Breibart
Facsimile:                      +30 210 89 85 430

19.2	Form

Any Notice shall be in writing in English and may be sent by first class mail, courier,  or fax. Any Notice shall be deemed to have been received:

(c)	on the next working day in the place to which it is sent, if sent by fax;

(d)	forty-eight (48) hours from the time of despatch, if sent by courier.

20.	Whole agreement and remedies

20.1	Whole agreement

This Agreement contains the whole agreement between the Shareholders relating to the subject matter of this Agreement at the date hereof to the exclusion of any terms implied by law which may be excluded by contract and supersedes any previous written or oral agreement between the Shareholders in relation to the matters dealt with in this Agreement.

20.2	No inducement

Each of the Shareholders acknowledges that it has not been induced to enter into this Agreement by any representation, warranty or undertaking not expressly incorporated into it.

20.3	Remedies

So far as permitted by law and except in the case of fraud, each Shareholder agrees and acknowledges that its only right and remedy in relation to any representation, warranty or undertaking made or given in connection with this Agreement shall be for breach of the terms of this Agreement to the exclusion of all other rights and remedies (including those in tort or arising under statute).

21.	General

21.1	Survival of rights, duties and obligations

Termination of this Agreement for any cause shall not release a Shareholder from any liability which at the time of termination has already accrued to another Shareholder or which thereafter may accrue in respect of any act or omission prior to such termination.

21.2	Conflict with the Bye-Laws

If there is any ambiguity or discrepancy between the provisions of this Agreement and the Bye-Laws, it is agreed that the provisions of this Agreement shall prevail and accordingly the Shareholders shall exercise all voting and other rights and powers available to them so as to give effect to the provisions of this Agreement and shall further if necessary procure any required amendment to the Bye-Laws.

21.3	No partnership

Nothing in this Agreement shall be deemed to constitute a partnership between the parties or any of them nor constitute any Shareholder the agent of any other Shareholder for any purpose, unless specifically provided in this Agreement. No Shareholder shall have authority to act for or make any commitment or incur any liability or obligation for or on behalf of any other Shareholder or the Company, unless specifically provided in this Agreement or authorised in writing by the Shareholders.

21.4	Release etc.

Except as otherwise provided in this Agreement, any liability to any Shareholder under this Agreement may in whole or in part be released, compounded or compromised or time or indulgence given by that Shareholder in its absolute discretion as regards any Shareholder under such liability without in any way prejudicing or affecting its rights against any other Shareholder under the same or a like liability, whether joint and several or otherwise.

21.5	Waiver

No failure of any Shareholder to exercise, and no delay by it in exercising, any right, power or remedy in connection with this Agreement (each a "Right") shall operate as a waiver of that Right, nor shall any single or partial exercise of any Right preclude any other or further exercise of that Right or the exercise of any other Right.

21.6	Variation

No variation of this Agreement shall be effective unless in writing and signed by or on behalf of each of the Shareholders.

21.7	Further assurance

At any time after the date of this Agreement the Shareholders shall, and shall use all reasonable endeavours to procure that any necessary third party shall, execute such documents and do such acts and things as that party may reasonably require for the purpose of giving to that party the full benefit of all the provisions of this Agreement.

21.8	Invalidity

If any provision in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, under any enactment or rule of law, such provision or part shall to that extent be deemed not to form part of this Agreement and the legality, validity and enforceability of the remainder of this Agreement shall not be affected.

21.9	Counterparts

This Agreement may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument.  Any Shareholder may enter into this Agreement by signing any such counterpart.  The parties agree that fax signatures shall be sufficient to bind each party to the terms of this Agreement; and the parties undertake that they will as soon as is practicable send each other signed original counterparts.

22.	Contracts (Rights of Third Parties) Act 1999

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement, except to the extent (if any) that this Agreement expressly provides for such Act to apply to any of its terms.

23.	Costs

Each Shareholder shall bear all costs incurred by it in connection with the preparation, negotiation and entry into this Agreement and the documents to be entered into pursuant to it.

24.	Governing law

This Agreement and the documents to be entered into pursuant to it shall be governed by and construed in accordance with English law and the parties hereto irrevocably submit to the exclusive jurisdiction of the English Courts in respect of any dispute or matter arising out of or connected with this Agreement.

In witness whereof this Agreement has been duly executed on the date set out above.

SIGNED by Seanergy Maritime Holdings Corp., in the presence of:

SIGNED by Maritime Capital Shipping (Holdings) Limited in the presence of:
SIGNED by Maritime Capital Shipping Limited in the presence of:

Schedule 1

Deed of Accession

THIS DEED OF ACCESSION is made on [                                                                                                ] by [                             ] of [       ] (the "Covenantor") SUPPLEMENTAL to a Shareholders’ Agreement dated [                      ] 2010 and made between (i) Seanergy Maritime Holdings Corp.  (ii) Maritime Capital Shipping (Holdings) Limited and (iii) Maritime Capital Shipping Limited (the "Agreement").

The Covenantor covenants as follows:

1.	Words and expressions defined in the Agreement shall have the same meaning when used in this Deed unless the context requires otherwise.

2.
The Covenantor confirms that it has been supplied with and has read a copy of the Agreement and covenants with each of the persons who is or becomes a party to the Agreement to observe, perform and be bound by all the terms of the Agreement which are capable of applying to the Covenantor to the intent and effect that the Covenantor shall be deemed with effect from the date of execution hereof to be a party to the Agreement (as if named as a party to that Agreement).

3.	The details for notices of the Covenantor for the purposes of Clause 18 (Notices) of the Agreement are:

Address:

Attention:

Facsimile:

E-mail:

4.
This Deed shall be governed by and construed in accordance with English law and the Covenantor hereby submits irrevocably to the exclusive jurisdiction of the English courts (but accepts that this Deed may be enforced in any court of competent jurisdiction) and hereby appoints the following as its agent for service of all process in any proceedings in respect of the Agreement:

Name:

Address:

Attention:

Facsimile:

EXECUTED as a deed on the date written above.

Schedule 2

Completion

1.	PART 1:	The following shall occur at Completion:

The Shareholders shall procure that such meetings of the Company and the board of directors are held as may be necessary:

(a)
for the Company to issue the share certificate in the name of Seanergy Maritime Holdings Corp. for the Sale Shares and the Company’s Secretary shall register Seanergy in the Register of Members in Bermuda;

(b)	to amend the Bye-Laws of the Company (if deemed necessary) to reflect the terms of the Shareholders Agreement or as the Shareholders may otherwise agree;

(c)	to appoint the Directors of the Company in accordance with Clause 6.1;

(d)	to confirm Mark Harris as the Managing Director, in accordance with Clause 6.1(d);

(e)	to appoint auditor as may be decided by Seanergy as the Company’s auditor; and

(f)	to appoint Seanergy’s signatories in all the banks accounts already opened or to be opened in the future with any bank in the name of the Company and all its subsidiaries.

2.	PART 2:	The following shall occur as soon as reasonably possible following Completion:

Apply corporate governance and internal control framework in accordance with Seanergy’s policies and procedures.

Schedule 3

Part A

Ships
Clipper Grace
Clipper Glory
African Joy
African Glory
Asian Grace

Part B

BB Ships
Pacific Fighter
Pacific Fantasy
Fiesta
Clipper Fantasy

Part C

List of Subsidiaries (100%)
Maritime Capital Shipping (HK) Limited (HK)
African Glory Shipping Limited (mv African Glory) (BVI)
African Joy Shipping Limited (mv African Joy) (BVI)
Asian Grace Shipping Limited (mv Asian Grace) (BVI)
Maritime Grace Shipping Limited (mv Clipper Grace) (BVI)
Maritime Freeway Shipping Limited (mv Clipper Freeway) (LIB)
Maritime Fantasy Shipping Limited (mv Pacific Fantasy) (LIB)
Maritime Fiesta Shipping Limited (mv Fiesta) (LIB)
Maritime Fighter Shipping Limited (mv Pacific Fighter) (LIB)
African Grace Shipping Limited (BVI)
Eastern Grace Shipping Limited (BVI)
Maritime Glory Shipping Limited (BVI)
Atlantic Grace Shipping Limited (BVI)
Western Grace Shipping Limited (BVI)

SK 26979 0001 1111871